Exhibit 3.34

LIMITED LIABILITY COMPANY AGREEMENT OF

WASHINGTON DEMILITARIZATION COMPANY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Washington Demilitarization Company, LLC, a Delaware limited liability company into which Washington Demilitarization Company, a Delaware corporation, was converted (the “Company”), is made and entered into as of March 20, 2009 by Washington Group International, Inc., an Ohio corporation, the sole Member of the Company. Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article 2 of this Agreement.

Article 1. Organization

1.1	Formation and Conversion of the Company; Term. The company is a limited liability company under the Act, governed by this Agreement. The Company is an entity separate from its sole Member, created by the execution and filing with the Secretary of State of Delaware of the Certificate of Incorporation on July 17, 1992 and a Certificate of Conversion from a Corporation to a Limited Liability Company on December 16, 2004. Unless sooner dissolved and liquidated in accordance with Article 6, the Company is to continue in perpetuity.

1.2	Name. The name of the Company is Washington Demilitarization Company, LLC.

1.3	Purpose of the Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

1.4	Principal Place of Business, Office and Agent. The principal place of business and mailing address of the Company, and the office where the records required by the Act are kept is in Boise, Idaho, or at such other location selected, from time to time, by the Member. The registered office of the Company in Delaware is at the office of the statutory agent of the Company in Delaware. The statutory agent of the Company in Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware, 19805. The Board may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

1.5

Fictitious Business Name Statement; Other Certificates. The Officers may, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Officers consider necessary or appropriate. The Company may do business under any fictitious business names approved by the Board of Directors. The Board may, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Board reasonably considers necessary or appropriate under the Act or under the law of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

1.6	Member. The name of the sole initial Member is Washington Group International, Inc., which is an Ohio corporation. No other Person shall be admitted as a member of the Company without the prior written approval of Washington Group International, Inc.

Article 2. Definitions

Act means the Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18 (Sections 18-101, et seq.), as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

Agreement means this Agreement as amended from time to time.

Board or Board of Directors means the Board of Directors created under Section 4.1.

Company means Washington Demilitarization Company, LLC.

Fiscal Year means the fiscal year of the Company as determined from time to time, and, initially, means a fiscal year ending on the Friday nearest to December 31st of each year; provided that the Member, subject to applicable tax law, may change the Fiscal Year at its election at any time.

Member means Washington Group International, Inc., an Ohio corporation.

Officer or Officers means any Officer or Officers appointed as provided in Article 4.

Person means any natural person, partnership (whether general or limited or whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

Subsidiary means any entity with respect to which, and at the time in question, either (a) the Company owns more than 50% of the equity or other ownership interests, or (b) the Company has the right to appoint or elect a majority of the board of directors or similar governing body.

Article 3. Capitalization; Economics

3.1	Capital. The sole Member (or its predecessor in interest) has contributed to the capital of the Company prior to the date of this Agreement as reflected in the books and records of the Company. The Members may, but shall not be required to, make any additional capital contributions at the times and in the amounts determined by the Board of Directors, and such contributions may be made in cash or other property as determined by the Board of Directors.

3.2	Capital Accounts; Allocations. Capital accounts described in Treasury Regulations § 1.704-1(b), as promulgated pursuant to Internal Revenue Code section 704, shall be established and maintained in accordance with said regulations. All items of income, gain, loss and deduction will be allocated to the Member; provided, however, in the event of an assignment of all or part of the economic attributes of an interest in the Company, the aforementioned items will be allocated ratably in accordance with the record of the Member’s contributions to the Company, the Company’s income, gains, losses and deductions, and its distributions to the Member, similar records shall be maintained for any other party holding an economic interest in the Company.

3.3	Interest. The Member is not to be paid interest on its capital contribution(s) to the Company.

3.4	Distributions. Prior to the winding-up and liquidation of the Company, the Member may, in its sole discretion, cause the Company to make distributions of cash or other property to the Member; provided, however, in the event of an assignment of all or part of the Member’s rights to distributions, distributions payable to the assignee of said rights shall be distributed directly to said assignee. Upon winding up and liquidation of the Company, all assets of the Company shall be distributed in the manner and in the order of priority as provided in the Act.

Article 4. Management

4.1	Management of the Company. The Company shall be managed under the direction of a board of directors (the “Board of Directors) of at least three (3) individuals to be appointed by the Member from time to time, and by Officers appointed by the Board of Directors and at all times in accordance with Section 1.6.

4.2

Action by Board of Directors; Authority to Bind the Company. The Board of Directors shall meet at such times and shall take such actions as it shall deem necessary. The Board of Directors shall take action only by the affirmative vote of a majority of the directors. The Board of Directors may not act by proxy. Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the directors then in office.

4.3	Notwithstanding any other provision of this Agreement and any provision of law, the Directors shall not, without the prior written consent of all of the Members (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iii) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) sell or otherwise dispose of or encumber all or any material portion of its assets, in any single transaction or series of transactions, or (viii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vii) of this Section 4.3.

4.4	Duties of Directors. The Directors shall perform his or her management duties hereunder in good faith and with that degree of care that an ordinarily prudent person would exercise under the same circumstances. Each of the Directors shall be entitled to rely, in the performance of such duties, on information, opinions, reports or statements, including financial statements, in each case prepared by one or more officers, agents, consultants or employees, counsel, accountants or other persons employed by the Company as to matters that such Director believes to be within such person’s competence.

4.5

Officers of the Company. The Company shall have a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, and one or more Assistant Secretaries appointed by the Board of Directors, each of whom shall have such administrative powers and perform such duties as may be assigned by the Board of Directors. The Company may also have such additional Officers as are appointed, from time to time, by the Board of Directors. The Board of Directors may establish, increase, reduce or otherwise modify responsibilities for the Officers or may create or eliminate offices as the Board of Directors considers appropriate. Any Officer may be removed at any time by the Board of Directors. The Officers of the Company have the authority, responsibilities and duties as are customary for officers holding similar positions with respect to businesses conducted in corporate form and such additional authority, responsibilities and duties as the Board of Directors may determine, from time to time. Any number of offices may be held by the same person. Each Officer holds office until his successor is appointed or elected or until his or her earlier resignation or removal. Any Officer may resign at any time upon written notice to the Company.

4.6	Duties of the Officers. In addition to obligations imposed by other provisions of this Agreement, each Officer will devote to the Company such time as is reasonably necessary and his best efforts to carry out the business of the Company and to accomplish its purposes.

Article 5. Standard of Care; Indemnification

5.1	Standard of Care.

(a)	Any Member or any director, trustee, or officer of any Member serving on behalf of the Company, and any Officer or employee of the Company in the performance of his, her or its duties, is entitled to rely in good faith on information, opinions, reports or statements presented to the Company by any of its other Members, Directors, Officers, employees or committees of the Company, or by any other Person, as to matters the Member of any Director, trustee or Officer of any Member serving on behalf of the Company, and any Officer or employee of the Company reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liability, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(b)	Each Officer will perform his or her duties as an Officer in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

(c)	An Officer cannot be found to have violated Section 5.1(b) unless it is proved, by clear and convincing evidence, in an action brought against the Officer, that he has not met the standard of Section 5.1(b).

(d)	An Officer is liable in damages for any action that he or she takes or fails to take as a director only if it is proved, by clear and convincing evidence, that his or her action or failure to act involved (i) an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law, or (iii) any transaction from which the Officer derived an improper personal benefit.

5.2	Right to Indemnity. If any Member or assignee or any trustee, director, officer, partner, member, or director of any Member or assignee serving on behalf of the company; the board of directors or managers of any Subsidiary or any committee thereof; or any director or officer of the Company or any Subsidiary (an “Indemnitee”) was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Company or any Subsidiary or the offer or sale of any Interest, the Company (but without recourse to the separate assets of the Member or any assignee) shall indemnify the Indemnitee against all losses, costs and expenses, including judgments and amounts paid in settlement and attorneys fees actually and reasonably incurred by the Indemnitee in connection with the action, suit, proceeding or investigation, so long as the Indemnitee has met the standard set forth in Section 5.1(b) and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, hers or its conduct was not unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner she, he or it reasonably believed to be in the best interests of the Company or such subsidiary and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that she, he or it had reasonable cause to believe his, hers or its conduct was not unlawful.

5.3	Member Determination. Unless indemnification is ordered by a court, the determination for purposes of Section 5.2 whether an Indemnitee met the standard set forth in this Agreement shall be made in the specific case by the Member.

5.4	Advancement of Expenses. Expenses, including attorneys fees, incurred by any Indemnitee (other than any employee or agent of the Company who is not an officer of the Company) in defending any action, suit, proceeding or investigation shall be paid by the Company as they are incurred, in advance of the final disposition of the action, suit, proceeding or investigation, upon the terms and conditions as the Member shall determine. Reasonable expenses, including court costs and attorneys fees, of the type referred to above in this Section 5.4 incurred by an employee or agent of the Company who is not also an officer of the Company may be so paid in the discretion of the Member upon such terms and conditions, if any, as the Member deems appropriate.

5.5

Other Rights to Indemnity or Reimbursement; Survival. Notwithstanding the foregoing, indemnification under this Article 5 shall be provided only with respect to losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Company or its Subsidiaries. Any indemnification pursuant to this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement or arrangement, whether as to action in an official capacity or as to action in another capacity while holding such position or while employed by or acting as agent for the Company or its Subsidiaries, and shall continue as to an Indemnitee who has ceased to serve in any capacity on behalf of the Company or its Subsidiaries and shall inure to the benefit of the heirs, successors, executors and administrators of the Indemnitee.

5.6	Indemnification of Employees and Agents. The Company may indemnify any employee or agent of the Company or its Subsidiaries and any employee or Affiliate or any Director serving on behalf of the Company or its Subsidiaries upon such terms and conditions, if any, as the Member considers appropriate.

5.7	Savings Clause. If this Article 5 or any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to costs, charges and expenses (including attorneys fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any action by or in the right of the Company or any Subsidiary, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article 6. Dissolution and Final Liquidation

6.1	Dissolution. Notwithstanding the retirement, resignation, expulsion, bankruptcy or dissolution of the Member, or the occurrence of any other event that terminates the continued membership of the Member in the Company, the term of the Company shall continue from the date of its formation in perpetuity, unless earlier dissolved on the earliest to occur of:

(a)	An election to dissolve the Company made by written consent of the Member and the Board of Directors; or

(b)	The entry of a decree of judicial dissolution under the Act.

6.2	Winding Up. On the dissolution of the Company, the Company’s affairs shall be wound up as soon as reasonably practicable. The winding up shall be accomplished by the Member.

6.3	Distribution of Assets. On the winding up of the Company, its assets shall be applied in the manner, and in the order of priority, provided for in the Act.

Article 7. General

7.1	Governing Law. This agreement is governed by and is to be construed under the laws of Delaware, without giving effect to its rules of conflicts of laws.

7.2	Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections and Articles of this Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

Washington Group International, Inc.

By:
	Name:	Randolph J. Hill
	Title:	Senior Vice President of Legal